Pizza Inn

Media Contact:
Monica Feid
BizCom Associates
(972) 490-8053
monicafeid@bizcompr.com

FOR IMMEDIATE RELEASE

**PIZZA INN HOLDINGS, INC. NAMES CLINTON J. COLEMAN AS INTERIM CEO**

THE COLONY, Texas – (June 6, 2012) -- Pizza Inn Holdings, Inc. (Nasdaq:PZZI) today announced that the Board of Directors has named Clinton J. Coleman as Interim Chief Executive Officer, effective immediately. Mr. Coleman replaces Charles R. Morrison, who has stepped down to accept another employment opportunity.

The company also announced that it will immediately commence a national executive search for a permanent successor to assume the CEO role and manage its two growing divisions, Pizza Inn, Inc. and Pie Five Pizza Co.

"Charlie has been a great leader for Pizza Inn over the past six years, and we wish him well in the next step of his career," Mr. Coleman said. "The Board thanks him for his service and we also look forward to a great future, continuing the strong trajectory of two strong brands in the pizza industry."

Mr. Coleman moves into the interim role having served on the Board of Directors for Pizza Inn since 2007. In that time, Pizza Inn has launched a new restaurant design, paying homage to the heritage of the 53 year-old chain while updating the look and décor of existing locations and opening new stores in development. Growth has extended to new domestic locations, new locations in China and record-setting sales at top U.S. franchises.

Additionally, the company rolled out a new fast-casual concept with Pie Five Pizza Co. that has advanced from drawing board to full-fledged chain in the last year. Serving individual pizzas made with fresh ingredients, baked to order and ready to enjoy in less than five minutes, Pie Five has captured national attention and now has six corporate-owned locations with additional sites in

development. Fresh off its one-year birthday celebration, Pie Five has announced plans to franchise and is targeting the top 75 MSAs for expansion through multi-unit franchise agreements.

"We are in a great position for the next phase of business, and we are focused on choosing the right leader to build on our momentum with both concepts," Mr. Coleman said. "With an iconic brand in Pizza Inn and an award-winning fast-casual brand in Pie Five Pizza Co., we are answering two unique and distinctive demands in the marketplace."

Mr. Coleman is a Managing Director of Newcastle Capital Management, L.P., an investment firm that is Pizza Inn's largest shareholder. He has served in a variety of roles for several publicly-traded companies as a board member, chief executive officer and chief financial officer.

**About Pizza Inn Holdings, Inc.:**

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a new fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, publicly traded Pizza Inn Holdings, Inc. (Nasdaq:PZZI) franchises approximately 300 restaurants and directly owns and operates ten restaurants. For more information, please visit www.pizzainn.com.

###